Exhibit 99.1

Howard Bancorp, Inc. Reports Increases in Assets, Loans, Capital and Earnings for 2012

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 17, 2013--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today reported its financial results for the fiscal year ending December 31, 2012 with the following highlights:

  Successfully raised gross proceeds of $10.2 million in a common stock offering which closed in third quarter of 2012.
  The opening of our fifth full service branch location in Annapolis, MD
  Shares of common stock began trading on the NASDAQ Capital Market
  Total assets grew to $402 million at December 31, 2012, representing growth of $79 million or 24% over same period of 2011.
  Total loans increased by nearly $46 million or 17%, to $322 million, when comparing year end 2012 to the end of 2011.
  December 31, 2012 deposits increased to $315 million from $263 million, representing growth of over $52 million or 20%, of which noninterest bearing deposits grew by over $34 million or 55% for the year.
  Net income for 2012 was $1.62 million, which compared to $1.38 million for 2011, reflecting net income growth of 17%.

For the year ended December 31, 2012, the company reported net income of $1.62 million compared to net income of $1.38 million in 2011, an improvement of $236 thousand or 17%. Net interest income was $13.5 million for 2012 which represented an increase of $0.9 million or 7% compared to 2011, and was driven by our continued balance sheet growth. In addition to the increase in net interest income, the provision for loan losses in 2012 of $0.7 million was 38% less than the 2011 provision of $1.2 million. Noninterest revenues of $0.8 million for 2012 decreased by $369 thousand or 32% compared to $1.1 million in 2011, as 2011 included gains on sales of OREO of $459 thousand, while 2012 included a loss on OREO sales of $131 thousand. Total noninterest expenses for 2012 of $10.8 million increased by $0.7 million or 7% over total expenses of $10.1 million in 2011. Compensation expenses increased by $1.1 million or 21% for 2012 versus 2011 due to increases in staffing as we continue to open new locations, as well as increases in benefit expenses, primarily from increasing costs of providing medical insurance. Partially offsetting this compensation increase was a reduction in the expense of valuation adjustments on OREO properties. In 2011, the Company recorded $777 thousand in expense due to decreasing valuations on properties held, while this same expense for 2012 was only $48 thousand, representing a year over year reduction of $729 thousand.

As mentioned above, 2012 represented a year of continued balance sheet growth with December 31, 2012 total assets of $402 million, total loans of $322 million, and total deposits of $315 million, representing growth of 24%, 17%, and 20%, respectively, over the 2011 year end balances. Included in the $315 million of total deposits at year end 2012 were non-interest bearing balances of $96.0 million, which increased by $33.8 million or 55%, compared to non-interest balances of $62.0 million at the end of 2011. This growth in operating accounts reflects significant customer acquisition as well as increased balances from existing customers. In addition to the deposit growth realized in 2012, total borrowings for 2012 versus 2011, which include both customer repurchase agreements and FHLB borrowings increased by $10 million and $6 million, respectively.

At December 31, 2012 Howard Bancorp, Inc. had total capital of $46.7 million representing an increase of $10.1 million or 28% over total capital of $36.6 million at December 31, 2011. The majority of the increase in capital resulted from the gross proceeds of $10.2 million in a common stock offering which closed in the third quarter of 2012. The remainder of the capital growth represents retention of the previous four quarters of earnings. Howard Bank continues to be well in excess of the required capital levels to be considered well-capitalized under all regulatory capital guidelines.

For the fourth quarter of 2012, Howard Bancorp recorded net income of $439 thousand, which compares to net income of $353 thousand for the fourth quarter of 2011, representing an increase of 24% and net income of $387 thousand for the third quarter of 2012. Comparing the fourth quarter of 2012 to the same quarter in 2011 net interest income increased by $270 thousand or 8%, the provision for loan losses decreased by $355 thousand and total expenses were up by $178 thousand or 6%.

Asset quality for Howard Bank continued to be a major focus of attention for management and the board of directors throughout 2012. One of the Bank’s primary measures of asset quality is the ratio of non-accrual loans and OREO as a percentage of total assets. This asset quality measure showed improvement for 2012 with a ratio of 1.32% as of December 31, 2012 versus 2.32% at the end of 2011.

Chairman and CEO Mary Ann Scully stated: “We are pleased to report another year of increased earnings driven by core revenue growth as well as improvement in asset quality. We believe that the nature of the revenue growth positions the Company well for any uptick in economic conditions in 2013 as it shows a consistent ability to grow loans and deposits even in difficult markets. We have also been able to generate earnings increases while continuing our investment in our targeted markets with a new branch opened in Annapolis in 2012 and expectations of a new branch in Baltimore County in 2013. In addition to solid performance, we are delighted to enter 2013 with additional capital ready to support organic and acquired growth and as an SEC registrant trading on NASDAQ. Each year has presented us with new opportunities and new vistas for growth and we expect 2013 to be another year of greater returns.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

SUMMARY FINANCIAL HIGHLIGHTS

	Twelve Months Ended		Three Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11

Operation Statement Data:
Net interest income	$13,531,521	$12,623,051	$3,574,331	$3,304,544
Provision for loan losses	717,987	1,163,777	68,056	423,214
Noninterest income	767,503	1,136,630	218,322	643,910
Noninterest expense	10,822,947	10,147,946	2,979,726	2,801,463
Pretax income	2,758,090	2,447,958	744,871	723,777
Total Income tax provision	1,137,748	1,063,343	306,242	370,491
Net income	1,620,342	1,384,616	438,629	353,286

Preferred dividends	(615,818)	(450,784)	(144,743)	(172,728)

Net income avail to common shares	$1,004,524	$933,831	$293,887	$180,558

Per share data and shares outstanding:
Net inc avail to com stock per share	$0.31	$0.35	$0.07	$0.07
Book value per common share (period end)	$8.45	$9.12	$8.45	$9.12
Average common shares outstanding	3,269,835	2,638,443	4,036,879	2,635,001
Shares outstanding at period end	4,040,471	2,640,264	4,040,471	2,640,264

Financial Condition data:
Total assets	$401,675,034	$323,082,341	$401,675,034	$323,082,341
Loans receivable	322,218,310	276,531,077	322,218,310	276,531,077
Allowance for credit losses	(2,764,295)	(3,432,806)	(2,764,295)	(3,432,806)
Other interest-earning assets	38,971,817	15,613,849	38,971,817	15,613,849
Total deposits	314,858,008	262,642,040	314,858,008	262,642,040
Borrowings	38,987,457	22,983,855	38,987,457	22,983,855
Total shareholders’ equity	46,720,844	36,629,933	46,720,844	36,629,933
Common equity	34,158,844	24,067,933	34,158,844	24,067,933

Average assets	356,354,797	306,568,843	377,901,318	318,491,797
Average stockholders’ equity	41,337,710	31,749,340	46,605,987	36,775,793
Average common stockholders’ equity	28,775,710	23,736,886	34,043,987	24,213,793
Average equity to average assets	11.60%	10.36%	12.33%	11.55%

Selected performance ratios:
Return on average assets	0.45%	0.45%	0.46%	0.44%
Return on average common equity	5.63%	5.83%	5.11%	5.79%
Net interest income to average assets	3.80%	4.12%	3.75%	4.12%
Non interest income to average assets	0.22%	0.37%	0.23%	0.80%
Non interest expense to average assets	3.04%	3.31%	3.13%	3.49%
Efficiency ratio	75.69%	73.75%	78.57%	70.95%

Asset quality ratios:
($ in thousands)
Nonperforming loans	$2,401	$5,614	$2,401	$5,614
OREO	$2,903	$1,885	$2,903	$1,885
Nonperforming loans to gross loans	0.75%	2.03%	0.75%	2.03%
Allowance for loan losses to loans	0.86%	1.24%	0.86%	1.24%
Allowance to nonperforming loans	115%	61%	115%	61%
Nonperforming assets to loans and OREO	1.63%	2.69%	1.63%	2.69%
Nonperforming assets to Total Assets	1.32%	2.32%	1.32%	2.32%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020